Exhibit 10.28

April 14, 2010

Hudson Securities, Inc.

111 Town Square Place

Jersey City, NJ

Attention: Anthony M. Sanfilippo

CRD #: 10467

Re:	Clearing Agreement

Ladies and Gentlemen:

This Agreement sets forth the terms and conditions under which the Broadcort Division of Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Clearing Firm”) will act as your clearing broker to carry and clear, on a fully disclosed basis, cash and margin accounts (the “Accounts”) for you and your customers (the “Customers”). For purposes of this Agreement, you shall hereinafter be referred to as “you” or the “Introducing Firm.” This Agreement shall apply only to securities and related transactions for which pricing provisions are set forth in Schedule A hereto. This Agreement shall become effective upon approval of the Financial Industry Regulatory Authority (“FINRA”).

1.	Applicable Regulation

1.0.	Applicable Rules

This Agreement and all transactions pursuant to the terms of this Agreement shall be subject to the applicable Constitution, Rules, By-Laws, Regulations, and customs and usages of any securities market, association, exchange, or clearing house where such transactions are effected or of which the Clearing Firm is a member, and to all applicable U.S. Federal and state laws and regulations, including, without limitation, the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Investment Advisers Act of 1940, as amended, the Investment Company Act of 1940, the Employee Retirement Income Security Act of 1974 (“ERISA”), and any other applicable Federal, state, local, or non-U.S. law, including all anti-money laundering laws and regulations and to any rule or regulation under the foregoing, including, without limitation, the rules of the Securities and Exchange Commission (the “SEC”), of any state securities authority, of any “self-regulatory organization” (“SRO”) (as defined in Section 3 of the Exchange Act), including the New York Stock Exchange, Inc. (the “NYSE”) and the National Association of Securities Dealers, Inc., (the “NASD”), FINRA (each of the foregoing entities, a “Financial Regulatory Authority”) or of any other regulatory body or agency having authority over a party hereto, a customer, a transaction, or an account. For purposes of this Agreement, if you are not a member of the NYSE, you agree that in each case where there is a reference in this Agreement to a rule of the NYSE (“NYSE Rule”) you will comply with the comparable rules of FINRA or, in the event that FINRA does not have a comparable rule, with the rule of the NYSE. All of the foregoing are hereinafter called the “Applicable Rules.”

1.1.	Relationship with Customers.

For purpose of this Agreement, any Customer obtaining services under this Agreement shall be your customer for all purposes, except that the customer shall be deemed a customer of the Clearing Firm for purposes of the Securities Investors Protection Act and the financial responsibility rules of the Exchange Act. For all other purposes, the responsibilities of the Clearing Firm and you with respect to the Accounts shall be as specified herein, including with respect to your supervisory responsibility specified herein.

1.2.	Obligations for Compliance with Applicable Rules.

Introducing Firm assumes sole and exclusive responsibility for compliance with the Applicable Rules in the same manner and to the same degree as if it were performing the services for the Accounts that have been accepted by the Clearing Firm pursuant to this Agreement. This sole and exclusive responsibility includes (1) using due diligence to learn and on a continuing basis know the essential facts of each Customer, including verifying the address changes of each Customer, knowing all persons holding power of attorney over any account, being familiar with each order in an account, determining the authorization and legality of each transaction in the accounts, (2) complying with NYSE Rules 405 and 407 including any interpretations thereof, and all similar Applicable Rules (expressly including, but not limited to, the requirements of SEC Rule 17a-3(a)(17)(i) relating to customer records) and (3) any verification or identification requirements in the Bank Secrecy Act, as amended by the USA PATRIOT Act.

1.3.	Compliance Procedures.

Introducing Firm agrees to supervise compliance with the Applicable Rules. Introducing Firm shall review transactions and accounts to assure compliance with prohibitions against manipulative practices, insider trading, market timing and late trading of mutual fund shares and the Applicable Rules to which Introducing Firm or its customer are subject. Without limitation, Introducing Firm shall be responsible for compliance with the supervisory requirements in Section 15(b)(4) of the Exchange Act, FINRA Rule 3010, NYSE Rules 342, 351 and 431, and similar Applicable Rules.

1.4.	Regulatory Approvals.

This Agreement shall be submitted to FINRA by the Clearing Firm for approval and by Introducing Firm to any other Financial Regulatory Authority having jurisdiction over it or this Agreement. In the event of disapproval, the parties hereto agree to bargain in good faith to achieve the requisite approval.

1.5.	Reports to Financial Regulatory Authorities.

Except as otherwise agreed, the Clearing Firm shall not prepare or file reports on Introducing Firm’s behalf with the SEC, any state securities commission, any Financial Regulatory Authority, except nothing herein shall be deemed to prevent the Clearing Firm from including information about Introducing Firm or its Customers, or any transaction by either to any Financial Regulatory Authority having jurisdiction over the Clearing Firm. Introducing Firm shall be solely responsible to file any reports required to be filed by Introducing Firm’s Financial Regulatory Authorities. To the extent that the Clearing Firm is required to prepare or submit any reports and records by any entity that regulates it, you agree to provide the Clearing Firm with any necessary information, if requested. To the extent that Introducing Firm is required to prepare or submit any reports and records by any entity that regulates it, Clearing Firm agrees to provide Introducing Firm with any necessary information not in the possession of Introducing Firm, if requested. Similarly, if you employ the services of a third party vendor to present information for your use, the Clearing Firm shall not be responsible for any modification to, or recharacterization (or modified presentation) of, data provided by the Clearing Firm.

1.6.	Investment Advice.

Any investment advice furnished by Introducing Firm or any of its representatives to a Customer shall be the sole and exclusive responsibility of the Introducing Firm. Nothing herein shall require or suggest an obligation by the Clearing Firm to provide any investment advice to a Customer.

1.7.	Restricted/Control Stock.

Any matters associated with the receipt and transfer of control and restricted securities by the Introducing Firm’s Customers shall be the responsibility of the Introducing Firm. If a Customer of the Introducing Firm delivers control or restricted securities in satisfaction of a sale, the Introducing Firm shall be responsible for taking all steps necessary to assure that the securities are presented in a form such that the securities may be readily transferred, and in compliance with all Applicable Rules (including registration of such shares or the requirements to secure an applicable exemption from registration) upon receipt by the Clearing Firm.

2.	Customer Accounts.

2.1.	Accounts Generally.

The Clearing Firm, in its reasonable business judgment, reserves the right to (1) reject any account which you may tender to the Clearing Firm as a potential Account, even if the account has already been approved by you, or (2) terminate any Account previously accepted by it as an Account. Pursuant to written notification received by you and forwarded to the Clearing Firm, any Account of yours may choose to reject the services to be performed by the Clearing Firm.

2.2.	New Account and Other Documentation.

For each Account, if requested, the Clearing Firm shall forward to you such new account forms as you reasonably require and you shall assure the completion of such forms and supply any other documentation and information which the Clearing Firm, in its sole discretion, may reasonably request you to obtain from a Customer. You shall indicate your approval of the Account by the duly authorized signature of a principal of your firm. In the event requested documentation or information is not promptly received by the Clearing Firm, the Clearing Firm may (1) refuse to accept orders for such Account, (2) close the Account, or (3) take such other action as it deems reasonable under the circumstances. The Introducing Firm shall promptly provide the Clearing Firm with basic data and copies of documents relating to each of the Accounts, including, but not limited to, copies of records of any receipts of the Accounts’ funds or securities received directly by the Introducing Firm, as shall be necessary for the Clearing Firm to discharge its service obligations hereunder. The Clearing Firm, upon opening of an account for a customer, shall provide each such customer notification of the existence of this Agreement and the fundamental responsibilities of the Introducing Firm and the Clearing Firm hereunder.

2.3.	Opening of Margin Accounts.

At the time of the opening of Accounts which are or shall become margin accounts, the Introducing Firm shall furnish the Clearing Firm with executed customers’ agreements, hypothecation agreements, and consents to loans of securities (collectively, the “Margin Agreement”), in form and substance reasonably acceptable to Clearing Firm. The Clearing Firm shall supply the Introducing Firm with “new account” and Margin Agreement forms regarding margin accounts in sufficient quantities for its use. If any Account may have been opened without the Clearing Firm having previously received the foregoing information or, in the case of a margin account, without the Clearing Firm having previously received a properly executed Margin Agreement, failure of the Clearing Firm to receive such information or Margin Agreement shall not be deemed to be a waiver of the information requirements set forth herein. Upon the written or oral request of the Clearing Firm, the Introducing Firm shall furnish the Clearing Firm with any other documents and agreements executed by the Account on forms which shall be supplied by the Clearing Firm.

2.4.	Customer Complaints.

The Clearing Firm agrees to: (1) promptly notify you in writing of complaints concerning you, your employees, or your agents, (2) provide a copy of such complaint to your designated SRO and (3) notify the Customer in writing concerning the respective obligations of the parties hereto pursuant to this Agreement with a copy to Hudson, if permitted under Applicable Law. You agree to promptly notify the Clearing Firm of complaints received by you concerning the Clearing Firm.

2.5.	Cashiering.

Except as otherwise agreed, the Clearing Firm will engage in all cashiering functions for the Accounts, including the receipt, delivery and transfer of securities purchased, sold, borrowed and loaned, receive and distribute payment therefor, hold in custody and safekeeping all securities and payments so received, receive and distribute dividends and other distributions, and process exchange offers, rights offerings, warrants, tender offers, and other corporate actions. Clearing Firm shall transfer customer accounts upon instructions received from your clients in accordance with Applicable Rules, and give Introducing Firm notice of receipt of such instructions. Neither you nor the Clearing Firm shall accept cash or cash equivalents, including money orders, traveler’s checks, or cashier’s checks (whether or not in bearer form) or similar instruments for any Account.

2.6.	Statements and Confirmations.

Unless otherwise agreed, the Clearing Firm shall prepare and issue confirmations, statements, and notices directly to your Customers which shall state that the Account is carried “Through the courtesy of” or “Introduced by” you and shall indicate that the role of the Clearing Firm is to perform only the clearing functions and related services provided under this Agreement. The Clearing Firm will send you duplicate copies of confirmations, statements, and notices, whether in paper or electronic form. You agree to promptly review all such statements, confirmations, and notices, whether in paper or electronic form, and promptly advise the Clearing Firm of any error or omission.

2.7.	Books and Records.

The Clearing Firm will make and maintain prescribed books and records of all transactions executed or cleared through it (expressly including, but not limited to, maintaining stock records) and not specifically charged to you pursuant to the terms of this Agreement.

2.8.	Corporate Action Requests/Soliciting Dealer Agreements.

Introducing Firm requests and authorizes Clearing Firm to execute as Introducing Firm’s agent-in-fact any and all Soliciting Dealer Agreements for corporate actions involving securities or other interests held by Broker’s customers on the books of Clearing Firm, except for investment company securities. Clearing Firm shall provide written advice of the pending corporate action to Introducing Firm. Clearing Firm further agrees to collect and submit corporate action requests from Introducing Firm and submit them to the soliciting party in accordance with the instructions received from the soliciting party. Clearing Firm shall use commercially reasonable efforts to communicate corporate action information to Introducing Firm and, where applicable, Introducing Firm’s customers, but shall not be liable for (1) any delays in the communication of corporate action information, or (2) delays in the transmission of collected corporate action requests to the soliciting party unless caused by Clearing Firm’s gross negligence. All fees received from the soliciting party will be retained by Clearing Firm. In consideration of providing this service to Introducing Firm, Introducing Firm agrees to indemnify and hold harmless Clearing Firm, its affiliates, officers, agents and employees from all claims, suits, investigations, damages and defense costs (including reasonable attorney’s fees) that may arise in connection with the services provided under this Section unless any or all of the foregoing items arise from the Clearing Firm’s willful misconduct.

2.9.	Use of Third-Party Services.

Clearing Firm may, at its reasonable option, and consistent with industry practice, retain one or more independent data processing or other service bureaus to perform functions (including, but not limited to, pricing services or proxy mailing services) assigned to Clearing Firm under this Agreement.

2.10.	Tax Withholding.

Introducing Firm hereby agrees to take necessary measures to comply with the income tax withholding requirements of Section 3406 and Sections 1441 through 1446 (the nonresident alien withholding requirements) of the Internal Revenue Code of 1986, as amended (“IRC”) with respect to its customer Accounts. Introducing Firm agrees to furnish to Clearing Firm any tax information, e.g., taxpayer identification numbers and certifications provided by the customer on IRS Forms W-8, W-8BEN, W-8IMY, W-8EXP, W-8ECI, W-9, or any acceptable substitute in its possession relating to each customer account transferred to Clearing Firm and to each future customer account opened. Introducing Firm acknowledges that Clearing Firm will rely on such information for purposes of determining Clearing Firm’s obligation to withhold federal income tax pursuant to Sections 1441 through 1446 and 3406 of the IRC. Introducing Firm hereby authorizes Clearing Firm to employ any procedures permitted under applicable law or regulation to achieve compliance with its withholding obligations under federal income tax law.

2.11.	Retirement Account Distributions.

For retirement accounts for which Clearing Firm makes designated distributions pursuant to Section 3405 of the IRC or any successor provision thereto, Introducing Firm shall be required by Clearing Firm to obtain and retain such information as may be requested by the Clearing Firm.

3.	Transactions and Margin.

3.1.	Accounts Deemed to be Cash Accounts.

All transactions in any Account are to be considered cash transactions until such time as the Clearing Firm has received Margin Agreements, duly and validly executed in respect of such Account.

3.2.	Calculation of Margin Requirements.

It is understood that with respect to Accounts which are margin accounts the Clearing Firm shall calculate margin and margin maintenance requirements in compliance with Regulation T, (12 C.F.R. Part 220), as promulgated by the Board of Governors of the Federal Reserve System (the “Board”), and any interpretive ruling issued by the Board, letter rulings of the Federal Reserve Bank of New York, Rules and interpretations of the NYSE and any other applicable margin and margin maintenance requirements of the Applicable Rules (collectively the “Margin Rules”). The Introducing Firm is responsible to the Clearing Firm for the collection of the margin required to support each transaction for, and to maintain margin in, each Account, in conformity with the Margin Rules. After such initial margin on each transaction has been received, maintenance margin calls shall be calculated by the Clearing Firm and communicated by the Introducing Firm to the affected Account(s). Notwithstanding the foregoing, at the request of the Introducing Firm, Clearing Firm may agree to transmit, on behalf of Introducing Firm, notices of margin or maintenance margin as the case may be. The Clearing Firm shall have the right to establish or modify the margin requirements of any Account or any group of Accounts higher than those required by the Margin Rules. As provided in Section 2.5 of this Agreement, Clearing Firm may hypothecate, re-hypothecate or lend securities in such accounts as permitted by the Margin Agreement with such customers.

3.3.	Introducing Firm May Set Additional Margin Requirements.

Introducing Firm may, from time to time, set such margin or margin maintenance requirements which requirements shall be higher than those set by Clearing Firm as Introducing Firm shall require for its own protection. In the event that Introducing Firm sets such higher requirements, Clearing Firm shall use commercially reasonable efforts to calculate such requirements and notify Introducing Firm of the same in accordance with this Section.

3.4.	Margin and Other Disclosures.

Introducing Firm shall provide to its customers at the time of the opening of a Margin Account disclosures required by Exchange Act Rule 10b-16 and by the rules of any Financial Regulatory Authority, applicable to such Account, including, without limitation, options disclosures, low priced securities disclosures, margin disclosures, and privacy disclosures. Notwithstanding the foregoing, Clearing Firm shall be responsible to provide to customers the disclosures required by NYSE Rule 382.

3.5.	Interest.

Interest shall be charged to Accounts for any debit balances. Interest income earned through charges on debit balances in any Account shall be shared between Introducing Firm and Clearing Firm according to the formula described in Schedule A to the Clearing Agreement, as may be amended from time to time. Interest shall be paid and credit given for any credit balances in Accounts of Introducing Firm which from time to time may be left on deposit with the Clearing Firm, according to the formula described in Schedule A to the Clearing Agreement, as may be amended from time to time.

4.	Indemnification.

You shall indemnify and hold harmless the Clearing Firm, and any person controlling, controlled or under common control of Clearing Firm, from and against any loss, cause, or expense (including their reasonable attorney’s fees) arising out of, or connected to, any action by you or any of the Customers introduced by you, including, without limitation:

4.1.	All payments required so that each Account shall be at all times in compliance with Regulation T of the Board of Governors of the Federal Reserve Board, and with Rule 431 of the NYSE.

4.2.	The payment of any unsecured debit balance in an Account. You agree to be responsible to the Clearing Firm for any loss or liability resulting from the failure of any Account to make timely payment. If any debit balances remain outstanding longer than the established period, the Clearing Firm is authorized to apply, as payment of such debit balances, amounts owed to you pursuant to this Agreement and you shall remain obligated to the Clearing Firm for any debit remaining after such payment. This provision shall expressly apply to all transactions that become debits as a result of banking and other activities that are features of the Customer’s securities account.

4.3.	Delivery by the Customers of securities in good deliverable form under all Applicable Rules and industry practices, including the responsibility of determining whether any securities delivered are restricted or control securities, as defined by the Applicable Rules, and responsibility for all matters associated with the receipt and transfer of controlled and restricted securities by your Customers. Any securities presented by your Customers shall be negotiable upon receipt thereof by the Clearing Firm.

4.4.	Any customer identification and verification requirements for determining the Account’s identity as required by the Applicable Rules, including the USA PATRIOT Act and its implementing regulations and all similar Applicable Rules, including all rules and regulations relating to your anti-money laundering and U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) obligations.

4.5.	The conduct of the Accounts, and ensuring that the transactions conducted therein are in compliance with the Applicable Rules. Such responsibility includes, but is not limited to:

4.5.1.	Selecting, investigating, training, and supervising your personnel.

4.5.2.	Establishing written procedures and supervisory procedures for the conduct of the Accounts and ongoing review of all transactions in Accounts, and maintaining compliance and supervisory personnel adequate to implement such procedures.

4.5.3.	Obtaining and maintaining all documents necessary for the performance of your responsibilities under this Agreement and retaining such documents in accordance with the Applicable Rules.

4.5.4.	Responding to Customer inquiries and complaints.

4.5.5	Obtaining Customer authorization for (i) every purchase of securities or other investments or the establishment of any sweep authorization for any money market fund, bank deposit program, or other similar program or investment, whether such program or investment includes check writing, debit card or other features, and (ii) for providing all necessary or appropriate disclosures to such Customers relative thereto.
4.6.	Any investment advice furnished to a Customer by you or on your behalf.

4.7.	Any orders taken from Accounts residing or being domiciled in jurisdictions in which you or your agents have not been or are no longer authorized to do business.

4.8.	In the event you execute an order away from the Clearing Firm, the failure for any reason of the other party to such transaction to settle the transaction, including any cost to the Clearing Firm to “buy-in,” or otherwise close such transaction.

4.9.	Obligation to Indemnify and Defend.

Errors, misunderstandings or controversies (1) between the Accounts and you or any of your employees or agents that arise out of your, your employees’ or agents’ acts or omissions or (2) between the Accounts and the Clearing Firm or any of its employees or agents (each a “Responsible Party”), shall be the sole and exclusive responsibility and liability of the Responsible Party. In the event that by reason of such error, misunderstanding, or controversy, the Responsible Party in its discretion deems it advisable to commence an action or proceeding against an Account, the Responsible Party shall Indemnify the other party hereto in connection therewith and under any settlement thereof. If such error, misunderstanding or controversy shall result in the bringing of an action or proceeding against such other party hereto, the Responsible Party shall Indemnify and hold harmless such other party hereto in connection therewith and under any settlement thereof.

Introducing Firm shall not be required to Indemnify or hold harmless the Clearing Firm or any person controlling, controlled or under common control of the Clearing Firm, from and against any loss, cause, or expense (including their reasonable attorney’s fees) arising out of, or connected to, any gross negligence of the Clearing firm in the performance of its duties hereunder.

4.10.	Unsecured Debits.

Clearing Firm shall charge against the accounts of Introducing Firm an amount equal to the value of any unsecured debit (on a “mark to market” basis) in a customer account if that position has not been promptly resolved by payment or delivery. Any remaining debit may be charged against Introducing Firm, pursuant to this Agreement.

4.11.	Assignment of Claims.

Clearing Firm may, in its sole discretion and at its own expense and, upon written notice to Introducing Firm, institute and prosecute in its name any action or proceeding against any of Introducing Firm’s customers in relation to any controversy or claim arising out of Clearing Firm’s transactions with Introducing Firm or with Introducing Firm’s customers. Nothing contained in this Agreement shall be deemed either (1) to require Clearing Firm to institute or prosecute such an action or proceeding; or (2) to impair or prejudice its right to do so, should it so elect, nor shall the institution or prosecution of any such action or proceeding relieve Introducing Firm of any liability or responsibility which Introducing Firm would otherwise have under this Agreement. Introducing Firm assigns to Clearing Firm its rights against its customer as necessary to effectuate the provisions of this Section.

4.12.	Brokers Blanket Bond.

You agree to maintain, and to provide evidence thereof to the Clearing Firm, at least $500,000 blanket brokers indemnity bond insurance covering your officers, employees, agents, and partners, with an insurance company reasonably acceptable to the Clearing Firm; such bond shall have a deductible of not more than $10,000. Where available such bond shall list the Clearing Firm as a loss payee and permit the Clearing Firm to assume the policy in the event you cease operations.

5.	ANTI-MONEY LAUNDERING, OFFICE OF FOREIGN ASSETS CONTROL, AND ANTI-TERRORIST FINANCING OBLIGATIONS.

5.1.	Introducing Firm’s Responsibilities

5.1.1.	Anti-Money Laundering Obligations

Introducing Firm hereby agrees and acknowledges that it is obligated to and hereby represents and warrants that it now does and will continue to comply with anti-money laundering laws and regulations, including any future obligations that may be imposed on Introducing Firm by Applicable Law, to know its customers, their source and use of funds, and to monitor for and identify suspicious activity.

5.1.2.	Anti-Money Laundering Program.

Introducing Firm represents and warrants that it has established and maintains an anti-money laundering program, consisting of, at a minimum, written internal policies, procedures and controls including a means for monitoring and identifying suspicious activity, the designation of an anti-money laundering compliance officer (whose identity shall be made known to Clearing Firm and to FINRA or the NYSE, as the case may be), an ongoing employee training program, an independent audit function to test such programs annually, and any additional requirements set forth in the rules of any SRO of which Introducing Firm is a member. At the request of Clearing Firm, Introducing Firm shall provide such written further assurances as Clearing Firm may reasonably request that Introducing Firm maintains an anti-money laundering program.

5.1.3.	Introducing Firm to File CTRs.

Introducing Firm is responsible for filing currency transaction reports (“CTRs”) with respect to introduced Accounts.

5.1.4.	Suspicious Activity Review.

Introducing Firm shall be responsible for reviewing for suspicious activities and filing suspicious activity reports on Form SAR-SF, or its successor, and shall coordinate such filing with Clearing Firm. Introducing Firm shall, as soon as practical after identifying a suspicious activity and in any event prior to filing a suspicious activity report on SAR-SF, notify Clearing Firm and shall communicate with Clearing Firm about the transaction for purposes of sharing information about the transaction and determining whether Introducing Firm or Clearing Firm shall file the SAR-SF, unless such sharing of information is prohibited by law. Introducing Firm shall promptly notify Clearing Firm regarding any account activity Introducing Firm reasonably believes to be suspicious, not legitimate, not having a reasonably apparent explanation, or could otherwise support the filing of a Form SAR-SF.

5.1.5.	Notification to Clearing Firm and Provision of Reports.

Prior to filing any report with the Treasury Department, the IRS, the U.S. Customs Service or any regulatory body or organization relating to the reporting of currency transactions or the transfer of currency or monetary instruments into or outside of the United States, including, but not limited to, CTRs, CMIRs and SAR-SFs with respect to any Account, Introducing Firm shall notify Clearing Firm (unless such notification is prohibited by law) and cooperate with Clearing Firm as Clearing Firm may deem appropriate. Introducing Firm shall provide Clearing Firm with copies of all reports and other communications with respect to Accounts introduced by Introducing Firm that Introducing Firm files with the Treasury Department, the IRS, the U.S. Customs Service, or any regulatory body or organization relating to the reporting of currency transactions, the transfer of currency or monetary instruments into or outside of the United States, or in regard to any suspicious activity, including, but not limited to, CTRs, CMIRs and SAR-SFs, unless the provision of such reports or communications is prohibited by law.

5.1.6.	Reports by Clearing Firm.

Clearing Firm has the obligation and reserves the right to make and file such suspicious activity or other reports as listed in Paragraph 5.1.5. when it deems it necessary or appropriate; and Introducing Firm recognizes that when Clearing Firm does so, Clearing Firm does not thereby assume any responsibility for making and filing reports on behalf of Introducing Firm or relieve Introducing Firm of its own responsibility for making and filing reports as necessary under U.S. or other laws and regulations. Clearing Firm will provide Introducing Firm a copy of any such report that relates to an Account of Introducing Firm or a Customer of Introducing Firm, unless prohibited by law from doing so.

5.1.7.	Restrictions and Conditions on Certain Accounts.

Introducing Firm hereby agrees and acknowledges that it is obligated to comply with restrictions and conditions on opening and accepting certain accounts, including but not limited to, the following:

5.1.7.1.	Know Your Customer and Government List Obligations, Including OFAC.

At the time of the opening of any new account, Introducing Firm must obtain sufficient information (but no less than the minimum required under Section 326 of the USA PATRIOT Act) from its Customer in order to reasonably identify and verify the identity of the Customer and the source of the Customer’s funds. Introducing Firm also must satisfy itself that opening the Account would not violate the provisions of various Executive Orders and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or be subject to other restriction based on such relevant government lists as may be published from time to time. Introducing Firm will immediately inform Clearing Firm of the existence of any account subject to an OFAC or government list restriction. Clearing Firm uses interdiction software and will use reasonable efforts to provide such relevant information as may from time to time be available to assist Introducing Firm in detecting possible OFAC and government list violations.

5.1.7.2.	Non-Resident Alien Accounts Carried Directly or Through an Investment Adviser.

For any Account opened for a non-resident alien, Introducing Firm shall record the Customer’s passport number and obtain a copy of the government document used to verify the Customer’s identity at the time the account is opened. Introducing Firm shall also obtain a copy of a passport or other governmental identification for any of the following: the grantor/settlor of a foreign trust; and any beneficial owner of an offshore corporate account if: (1) the account is a personal holding company or private investment company; or (2) the beneficial owner of the entity which maintains the account holds more than a 10% interest in the entity. Introducing Firm shall not open any Account for a personal holding company or private investment company if one or more beneficial owners are U.S. persons. With respect to those accounts involving registered investment advisers, Introducing Firm shall obtain, record, and verify information as outlined above about the adviser’s customer, including ascertaining the identity of each beneficial owner, of any such account prior to opening the account unless Introducing Firm has ascertained that the investment adviser meets the exception set forth in the SEC No Action letter dated February 13, 2004 relating to reliance on investment advisers or other SEC guidance applies.

5.1.7.3.	Restrictions on Numbered Accounts.

Introducing Firm will not establish or maintain specially coded or numbered accounts.

5.1.8.	Source and Use of Funds.

Introducing Firm will use reasonable efforts to ascertain that the source of a customer’s funds are purportedly from customer, the customer is not engaged in unlawful activities, the assets being invested have been legitimately obtained, and any disbursements to a customer or third party are for legitimate purposes.

5.1.9.	Transaction Reports and Transaction Monitoring Systems.

In order to detect suspicious activity, Introducing Firm shall utilize transaction reports and transaction monitoring systems in order to detect suspicious activity.

5.1.10.	CIP.

In order to induce reasonable reliance by Clearing Firm on Introducing Firm with respect to Introducing Firm’s customer identification program (“CIP”), Introducing Firm represents and warrants: (1) it has a written CIP consistent with Section 326 of the USA PATRIOT Act and the rules thereunder; (2) it is subject to a rule implementing 31 U.S.C. 5318(h); (3) it is regulated by a Federal functional regulator as that term is defined under 31.C.F.R. § 103.120(a)(2); and (4) it will certify annually to Clearing Firm that it has implemented an anti-money laundering program and will perform the requirements set forth in Introducing Firm’s written CIP.

5.1.11.	Shell Bank Accounts, Foreign Bank Accounts, and Private Banking Accounts.

Introducing Firm shall implement the provisions of sections 312, 313, and 319 of the USA PATRIOT Act. Copies of all certifications obtained by Introducing Firm shall be forwarded to Clearing Firm. In connection therewith, Introducing Firm shall:

5.1.11.1.	In the event that it opens an account for a foreign bank, as defined in Section 312 of USA Patriot Act, ascertain the ownership of such foreign bank, conduct enhanced scrutiny of the account, ascertain whether such bank provides correspondent accounts, all in accordance with said Act;

5.1.11.2.	In the event that it opens or maintains a private banking account, as defined in such Act, ascertain the identity of the nominal and beneficial owners of such account(s), the source of funds, report any suspicious transactions in such account, and conduct enhanced scrutiny of such account that is requested or maintained by, or on behalf of a senior foreign political figure, or any immediate family member of such senior foreign political figure, or close associate of a foreign political figure.

5.1.11.3.	In no event shall Introducing Firm knowingly open or maintain an account for a foreign shell bank as defined in the USA Patriot Act.

5.2.	Clearing Firm Responsibilities:

5.2.1.	Anti-Money Laundering Obligations.

Clearing Firm hereby agrees and acknowledges that it is obligated to comply with anti-money laundering laws and regulations, including any future obligations that may be imposed on Clearing Firm, and that it is responsible to combat money laundering and terrorist financing.

5.2.2.	Anti-Money Laundering Program.

Clearing Firm has established and shall continue to maintain an anti-money laundering compliance program in accordance with § 352 of the USA PATRIOT Act as well as NYSE and FINRA rules. Clearing Firm further represents and warrants: (1) it has written anti-money laundering policies and procedures including procedures to identify and report suspicious activity; (2) it has a designated Anti-Money Laundering Compliance Officer (whose identity has been made known to Introducing Firm, FINRA and NYSE); (3) it provides continuous anti-money laundering training to its employees; and (4) its anti-money laundering program is independently audited on an annual basis. At the request of Introducing Firm, Clearing Firm shall provide such written further assurances as Introducing Firm may reasonably request that Clearing Firm maintains an anti-money laundering program.

5.2.3.	Transaction Reports.

Clearing Firm shall make available to Introducing Firm certain systematic tools through its clearing services that may assist Introducing Firm to meet its obligations to detect suspicious activity. Clearing Firm will offer training in the use of such tools. Clearing Firm will also, upon request and as permitted by law, provide Introducing Firm with relevant information in Clearing Firm’s possession that the Introducing Firm needs in order to file various required reports, including Forms CTR, CMIR, and SAR-SF and will provide such further assistance as may be required in the providing data in its possession associated with preparation of such reports.

5.2.4.	Exception Reports.

At the time of execution of this Agreement, and annually thereafter, Clearing Firm will provide to Introducing Firm a list of exception and other reports to Introducing Firm, which may assist Introducing Firm in complying with regulatory requirements, supervising and monitoring the accounts, and meeting its obligations under this Agreement. Introducing firm specifically acknowledges that such reports may not be inclusive of all the exception and other reports necessary for introducing firm to comply with its regulatory obligations.

At each time specified in the paragraph above, Introducing Firm shall promptly designate in writing to Clearing Firm which, if any such reports Introducing firm requires during the succeeding twelve months, and Clearing Firm will thereafter provide such designated reports to Introducing Firm. Within thirty (30) days of July 1 of each year, Clearing firm will give written notice to Introducing Firm’s chief executive and compliance officer identifying the list of reports offered to introducing Firm and those reports that were actually requested by Introducing firm. A copy of the written notice will also be provided to Introducing firm’s designated examining authority (or, if none, to its appropriate regulatory agency or authority). It shall be the sole responsibility of introducing firm to determine whether additional reports are necessary for introducing firm to meet its regulatory obligations, and to obtain and use such reports, Clearing Firm will retain the data from which each such reports was produced for at least six (6) years in a manner sufficient for Clearing firm to reproduce the report.

Notwithstanding the foregoing, Introducing Firm shall itself maintain reports, records and regulatory filings required to be kept by Introducing Firm under this Agreement.

5.2.5	Data Provision for Transaction Monitoring Systems.

Clearing Firm shall make available to Introducing Firm or its vendor information in the possession of Clearing Firm pertinent to Introducing Firm’s anti-money laundering efforts and for purposes of detecting names of OFAC prohibited individuals, entities or countries and other adverse information about the customer (“negative verification”).

5.2.6.	Notification if Clearing Firm Detects Suspicious Activity.

Through its trained employees and the use of automated systems, Clearing Firm will review for (including, but not limited to, the items set forth below) and may detect suspicious activity utilizing a risk-based approach. Clearing Firm’s review does not relieve Introducing Firm of its own responsibilities to review for suspicious activity which may involve the use of reports and systems listed above. In such circumstances when Clearing Firm detects suspicious activity, Clearing Firm will contact Introducing Firm about the transaction for purposes of sharing information about the transaction, unless Clearing Firm believes that Introducing Firm itself may be engaged in suspicious activity or Clearing Firm would be prohibited by law from sharing with Introducing Firm information about the suspicious transaction. Nothing in this Section shall prohibit Clearing Firm from filing its own suspicious activity and other reports, as it believes necessary or appropriate. Introducing Firm shall take such steps as Clearing Firm may reasonably request in connection with any potential suspicious activity in an Account, including closing the Account.

5.2.7.	Incoming Fed Wires.

For all incoming federal fund wires (“FedWires”), Clearing Firm shall initially check relevant information, including the remitter’s name, address, and account number, and the originating bank’s name and address (to the extent provided on an incoming wire) to detect possible OFAC restrictions.

5.2.8.	Outgoing Fed Wires for Third Parties.

For outgoing FedWires ordered to the delivery of a person or entity other than the account holder, Clearing Firm shall review relevant information, including the payee’s name, address, and account number, and the recipient bank’s name and address, to detect possible violations of OFAC restrictions.

5.2.9.	Incoming Securities.

For securities received, Clearing Firm shall review the names of the specified holder of the security to detect possible violations of OFAC restrictions in those circumstances when the registration on the security received is different than the name on the account into which the securities are deposited.

5.2.10.	Outgoing Securities for Third Parties.

For outgoing securities to third parties, Clearing Firm shall check the names and addresses of the third party to whom the security is to be delivered to detect possible violations of OFAC restrictions.

5.2.11.	Systematic Daily Screening, Government Lists Including OFAC.

Clearing Firm shall compare all new Accounts opened on its systems and all substantial changes made to account data resident on its systems to determine if any such new or changed Account may be subject to an OFAC or other designated government list. In addition, Clearing Firm shall compare its existing customer database to added restrictions as may be published by the Federal Government from time to time. Periodically Clearing Firm shall compare its existing customer database to the existing OFAC government lists. In the event that Clearing Firm’s comparisons indicate that an Account may be subject to an OFAC or government list restriction, Clearing Firm will notify Introducing Firm. Introducing Firm shall cooperate with Clearing Firm to determine whether, in fact, the Account is subject to any such restriction. Introducing Firm will cooperate with Clearing Firm to implement any such action as may be determined to be necessary or appropriate. Introducing Firm acknowledges that Clearing Firm may rely on a third-party vendor to provide current OFAC and other government restricted list data, and Clearing Firm shall not be held liable for errors or omissions of such third-party vendor.

5.2.12.	Funds Transfer Rule and Travel Rule.

Clearing Firm represents it has systems designed to comply with the electronic transfer of funds rules, specifically the “Funds Transfer Rule” and the “Travel Rule,” 31 C.F.R. 103.33(f) and (g), when processing disbursements on behalf of Introducing Firm. Clearing Firm shall comply with these rules based on information provided by Introducing Firm.

5.3.	Cooperation.

Consistent with Section 314(b) of the USA PATRIOT Act and this Agreement, Introducing Firm and Clearing Firm shall cooperate with each other and exchange information to assist each other in detecting money laundering and terrorist financing. The parties shall each submit to FinCEN the notice set forth in 31 CFR Part 103.110(b)(2) and shall renew such notice each year. Each instance of information sharing shall constitute a confirmation by Introducing Firm to Clearing Firm and by Clearing Firm to Introducing Firm that the requisite notice has been filed. The parties agree to consult with each other from time to time on each other’s anti-money laundering responsibilities.

5.4.	No Party to Cause Violation by the Other.

Neither party shall knowingly take any action to cause the other party to be in violation of any anti-money laundering laws or regulations or this Section.

5.5.	Termination of the Agreement for Certain Violations.

The Clearing Firm may take appropriate steps, including but not limited to the immediate termination of this Agreement or the liquidation of any Account or any portion thereof, upon your failure to close the account of a prohibited shell bank; upon notification that you have failed to terminate a correspondent relationship with a foreign bank where the foreign bank has failed to comply with a summons or subpoena, has failed to initiate proceedings in a United States court contesting same or has failed to provide a foreign bank certification.

6.	Orders.

6.1.	Orders Transmitted to Clearing Firm.

You may transmit orders for Accounts to the Clearing Firm, or Accounts that have been designated by you may transmit orders directly to the Clearing Firm. You shall be solely and exclusively responsible for (1) accepting and approving all orders for the Accounts which you transmit to the Clearing Firm, (2) reviewing all orders that are transmitted directly by Customers for such Accounts promptly after you receive information concerning them and (3) establishing procedures to insure that such approved orders are transmitted properly to the Clearing Firm for execution, (4) errors in communicating such orders to the Clearing Firm for execution, where applicable, (5) timely and accurately transmitting orders to the Clearing Firm for execution, where applicable, (6) screening of orders prior to execution unless such orders are transmitted directly to the Clearing Firm as provided herein, (7) obtaining Customer authorization for every purchase of securities or other investments or the establishment of any sweep authorization for any money market fund, bank deposit program, or other similar program or investment whether such program or investment includes check writing, debit card or other features. You shall make and retain appropriate records of the grant of such authorization.

6.2.	Orders Executed by Introducing Firm.

In the event that you execute your own orders and give up the Clearing Firm’s name for clearance and settlement, you agree that you will only execute bona fide orders where you have reasonable grounds to believe that the Account and the other party have the financial capability to complete the transaction. The Clearing Firm reserves the right at any time to place a limit (of either dollars or number of securities) on the size of transactions that the Clearing Firm will accept for clearance in these circumstances., If, after you have received notice of such limitation, you execute an order in excess of the limit established by the Clearing Firm, the Clearing Firm may notify the other party to the trade and such party’s broker that the Clearing Firm will not accept the transaction for clearance and settlement.

7.	Commissions.

You shall have sole discretion to determine the amount of commission and other charges for Customers’ services or transactions cleared by the Clearing Firm. You shall be solely responsible to notify Customers of your commission and charges schedules.

8.	Clearing Firm Charges.

8.1.	Fees for Basic Services.

The Clearing Firm’s fees for services will be as set forth in Schedule A, attached hereto and made a part hereof. The Clearing Firm agrees to pay to you not less frequently than monthly such commissions and other income received by the Clearing Firm less any amounts due to the Clearing Firm under this Agreement or otherwise. In the event that this Agreement is terminated pursuant to Section 23 or otherwise by operation of law, the Clearing Firm shall offset any and all liabilities, costs or expenses due it from you which remain unpaid as of the date of termination against the revenue then in the possession of the Clearing Firm.

8.2.	Other Fees.

It is understood and agreed that the charges set forth herein notwithstanding, additional charges for specific services rendered by the Clearing Firm may be charged to either you or the Account upon notification by the Clearing Firm to you. In the event that fees or charges imposed by exchanges, clearing corporations, the SEC, and the like are modified; any such increase or reduction may be assessed against you or your customers as the case may be.

8.3.	Other Matters.

In the event that you shall suffer an event that could cause a termination of the Agreement under Section 23, the Clearing Firm shall offset any and all liabilities, costs or expenses due it from you which remain unpaid as of the applicable termination date against the commissions owed to you hereunder or any of your assets then in the possession of the Clearing Firm.

8.4.	Legality.

In no event shall the fees charged in this Section 8 be in contravention of the Applicable Rules. In the event that such fees are deemed by the Clearing Firm to be in contravention of the Applicable Rules, they shall be replaced with fees mutually agreed upon by the Clearing Firm and you.

9.	Clearing Firm Action.

9.1.	Right to Buy-in or Sell-out.

The Clearing Firm shall have sole discretion to execute buy-ins or sell-outs subject to industry regulation and practice in any Account whenever it determines such action appropriate regardless of whether an Account has requested an extension of time in which to make payment. Any request by you that the Clearing Firm should waive either buying-in or selling-out an Account must be in writing signed by an officer, partner, or principal of yours and you agree that if the Clearing Firm accedes to your request you will indemnify (as provided in Section 4 of this Agreement) the Clearing Firm with respect thereto. The Clearing Firm shall have discretion to consent to any application, or to apply for such extension to FINRA, for an extension of time for any Account to make any payment required by Regulation T.

9.2.	Tenders.

In the event of a tender offer or similar action, shares purchased for cash or borrowed will not be considered part of an Account’s tendered position until such shares are in the Clearing Firm’s actual possession. The Clearing Firm will reduce the tender for your accounts and the Accounts by the amount of the short or unreceived shares. During the tender period in which there are competing and counter tender offers for a security, the Clearing Firm will tender only on a trade date basis the number of the shares net long in your accounts and the Accounts as of either the proration or withdrawal date.

9.3.	Credit Reports.

The Clearing Firm shall have the right to investigate, or arrange for an appropriate party to investigate, your credit; provided, however, that you may make a written request for disclosure of the nature of such investigation within a reasonable time. Nothing in this paragraph shall be construed to relieve you of your obligation to oversee your financial integrity.

10.	Clearing Firm Not Responsible.

10.1.	The Clearing Firm shall not be responsible, and to the extent applicable Introducing Firm shall be responsible, for:

10.1.1.	Determining the suitability of transactions, including compliance with NYSE Rule 405, for your accounts or the Accounts of your Customers, even if Clearing Firm has been provided with such information as the income, net worth or investment objectives of your Customers in order for Clearing Firm to provide services to you.

10.1.2.	Ensuring that there is a reasonable basis for any recommendations made to your Customers.

10.1.3.	Handling (including conducting the supervisory review) of any Account for an employee or officer of any member organization, self-regulatory organization, bank, trust company, insurance company, or other organization engaged in the securities business, unless you shall strictly conform with the requirements of NYSE Rule 407, as provided in Section 1.2 of this Agreement, and FINRA Rule 3050, or the successor of either of them.

10.2.	Force Majeure.

The Clearing Firm shall not be liable for any loss caused, directly or indirectly, by government restrictions, exchange or market rulings, suspension of trading, war, strikes or other conditions beyond the control of the Clearing Firm. In the event that any communications network or computer system used by the Clearing Firm, whether or not provided by the Clearing Firm, is rendered inoperable for reasons that are beyond the control of the Clearing Firm, the Clearing Firm shall not be liable to you for any loss, liability, claim, damage or expense resulting, either directly or indirectly, therefrom.

10.3.	No Third Party Beneficiaries.

This Agreement is made and performed solely by the parties thereto and nothing herein shall be construed to make any party a third party beneficiary to this Agreement. Introducing Firm agrees to enter into agreements with its customers that make Introducing Firm responsible to provide any services that it may provide to its customers.

11.	Notifications and Information to Clearing Firm.

11.1.	Provision of Form BD and FOCUS.

You agree to supply the Clearing Firm with copies of financial information and reports, including amendments to your Form BD, filed by you with the SEC, and Financial and Operational Combined Uniform Single Reports (“FOCUS Reports”) simultaneous with the filing thereof with your SRO. You shall instruct FINRA to provide copies of FOCUS reports electronically to Clearing Firm.

11.2.	Provision of Other Information.

At the request of the Clearing Firm, you shall submit to the Clearing Firm (1) on a monthly basis or, at more frequent intervals, information and reports relating to your financial integrity, including information regarding your aggregate indebtedness ratio and net capital and (2) all information in your possession that may be requested by a Financial Regulatory Authority pertinent to the performance and supervision of the Clearing Firm’s responsibilities under this Agreement. In addition, you shall promptly advise the Clearing Firm of any requests for information from the SEC, FINRA, the NYSE or any SRO concerning your financial position, including your firm’s net capital position.

11.3.	Notification of Material Events.

You shall provide the Clearing Firm with reasonably detailed information related to all actions, suits, investigations, inquiries, or other proceedings (formal or informal) pending, or known to be contemplated, against or affecting you or any of your principals before any court, arbitrator, governmental authority, or Financial Regulatory Authority that might have a material impact on your financial condition or business prospects. You shall provide the Clearing Firm with this information in writing and within ten (10) business days of the initiation of such event.

11.4.	Representation of Accuracy of Information.

You represent and warrant that the information provided to the Clearing Firm in connection with this Agreement, as well as all other information provided to the Clearing Firm, is and will be accurate and complete in all material respects.

11.5.	Day Trading: Intraday Margin Tracking and Notification of Clearing Firm

Introducing Firm understands and agrees that day trading (i.e., the purchasing and selling or the selling and purchasing of the same security on the same day in a margin account) entails an added degree of risk. Without limiting any of the terms of the this Agreement, Introducing Firm agrees that with respect to any Introduced Account that is a “pattern day trader” (i.e., a customer that executes four (4) or more day trades within five (5) business days). Introducing Firm will promply notify Clearing Firm in the event that one of its introduced accounts, or a group of Introduced Accounts which are under common control or acting in concert, qualifies as a “pattern day trader”. For the purposes of this Paragraph, “prompt notice” shall mean as soon as possible but in no event later than the opening of business on the subsequent trading day of qualifying as a “pattern day trader”; thereafter Introducing Firm shall make a determination that the Introduced Account or the group of Introduced Accounts have exceeded the day trading margin requirements. For purposes of this paragraph, “notice” shall mean email notification by Introducing Firm to bcc_controlgroup@ml.com or such other address as Clearing Firm shall from time to time designate.

12.	Arbitration.

12.1.	YOU AGREE THAT ALL CONTROVERSIES THAT MAY ARISE BETWEEN YOU AND THE CLEARING FIRM, INCLUDING, BUT NOT LIMITED TO, THOSE INVOLVING ANY TRANSACTION IN ANY ACCOUNTS OF YOUR CUSTOMERS, OR THE CONSTRUCTION, PERFORMANCE, OR BREACH OF THIS OR ANY OTHER AGREEMENT BETWEEN US, WHETHER ENTERED INTO OR OCCURRING PRIOR, ON, OR SUBSEQUENT TO THE DATE HEREOF, SHALL BE DETERMINED BY ARBITRATION.

THIS AGREEMENT TO ARBITRATE ALL CONTROVERSIES DOES NOT CONSTITUTE AN AGREEMENT TO ARBITRATE THE ARBITRABILITY OF ANY CONTROVERSY BETWEEN YOU AND THE CLEARING FIRM, UNLESS OTHERWISE CLEARLY AND UNMISTAKABLY REQUIRED BY THE ARBITRATION RULES OF THE FORUM ELECTED, AS SET FORTH BELOW.

12.2.	YOU UNDERSTAND AND AGREE THAT:

•	ARBITRATION IS FINAL AND BINDING ON THE PARTIES.

•	THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO A JURY TRIAL.

•	PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDINGS.

•	THE ARBITRATORS’ AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING AND ANY PARTY’S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATORS IS STRICTLY LIMITED.

•	THE PANEL OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS WHO ARE AFFILIATED WITH THE SECURITIES INDUSTRY.

12.3.	ANY ARBITRATION UNDER THIS AGREEMENT SHALL BE CONDUCTED ONLY BEFORE FINRA. JUDGMENT UPON THE AWARD OF THE ARBITRATORS MAY BE ENTERED IN ANY COURT, STATE OR FEDERAL, HAVING JURISDICTION. NOTHING CONTAINED HEREIN SHALL LIMIT THE ABILITY OF THE ARBITRATORS TO MAKE AN AWARD UNDER THE RULES OF THE ARBITRATION FORUM AND APPLICABLE LAW. ANY SUCH ARBITRATION SHALL BE CONDUCTED AS A BROKER TO BROKER OR MEMBER TO MEMBER DISPUTE.

12.4.	NO PERSON WHO IS A MEMBER OF A PUTATIVE CLASS WHO HAS NOT OPTED OUT OF THE CLASS, WITH RESPECT TO ANY CLAIMS ENCOMPASSED BY THE PUTATIVE CLASS ACTION SHALL BRING A PUTATIVE OR CERTIFIED CLASS ACTION TO ARBITRATION, OR SEEK TO ENFORCE ANY PRE-DISPUTE ARBITRATION AGREEMENT AGAINST ANY PERSON WHO HAS INITIATED IN COURT A PUTATIVE CLASS ACTION UNTIL:

(i)	THE CLASS CERTIFICATION IS DENIED;

(ii)	THE CLASS IS DECERTIFIED; OR

(iii)	THE PERSON IS EXCLUDED FROM THE CLASS BY THE COURT.

FORBEARANCE TO ENFORCE AN AGREEMENT TO ARBITRATE SHALL NOT CONSTITUTE A WAIVER OF ANY RIGHTS UNDER THIS AGREEMENT EXCEPT TO THE EXTENT STATED HEREIN.

12.5.	NOTWITHSTANDING THE FOREGOING, ANY AGREEMENT OR AWARD MADE AS A RESULT OF AN ARBITRATION PROCEEDING SHALL NOT BE IN VIOLATION OF SECTION 408 OF THE TAX CODE AND THE RELATED REGULATIONS.

12.6.	Provisional Remedies.

In the event that Clearing Firm shall seek to enforce its rights under Section 12 of this Agreement, Clearing Firm may at any time prior to the initial hearing pertaining to such action, seek, by application to the United States District Court for the Southern District of New York or the Supreme Court of the State of New York for the County of New York, any such temporary or provisional relief or remedy (“Provisional Remedy”) provided for by the laws of the United States or the State of New York as would be available in an action based upon such dispute or controversy in the absence of an agreement to arbitrate. The parties herein acknowledge and agree that it is their intention to have any such application for a Provisional Remedy decided by the Court to which it is made and that such application shall not be referred to or settled by arbitration. No such application to either said Court for a Provisional Remedy, nor any act or conduct by either party in furtherance of or in opposition to such application, shall constitute a relinquishment or waiver of any right to have the underlying dispute or controversy with respect to which such application is made settled by arbitration in accordance with this Agreement.

13.	Representations and Warranties.

13.1.	You represent, warrant and covenant that you are, and during the term of this Agreement, you will:

13.1.1.	Remain in substantial compliance with the capital and financial reporting requirements of every SRO of which you are a member and the capital requirements of every state in which you are licensed as a broker/dealer, and maintain at all times a net capital computed in accordance with Rule 15c3-1 of the Exchange Act of at least $250,000,

13.1.2.	Immediately notify the Clearing Firm when (1) your net capital is less than the applicable amount set forth in 13.1.1 above, (2) your Aggregate Indebtedness Ratio (as defined by the Exchange Act) reaches or exceeds 10 to 1, or (3) if you have elected to operate under Rule l5c3-1(a)(1)(ii) of the Exchange Act, when your net capital is less than 5% of aggregate debit items computed in accordance with Rule l5c3-3,

13.1.3.	Remain duly registered or licensed and in good standing as a broker/dealer under the Applicable Rules,

13.1.4.	Have all the requisite authority to enter into this Agreement and to retain the services of the Clearing Firm in accordance with the terms hereof,

13.1.5.	Remain a member in good standing of FINRA. You will promptly notify the Clearing Firm of any change in your exchange and self regulatory organization memberships or affiliations. You shall also comply with the non-member access rules have been promulgated by any national securities exchange of which you are not a member and upon which you enter any order for execution,

13.1.6.	Notify the Clearing Firm before becoming a party to a merger or consolidation, or engage in a sale of all or substantially all of your assets without the prior written consent of the Clearing Firm,

13.1.7.	Notify the Clearing Firm of any material change in the character of your business from the business represented by you to the Clearing Firm to induce it to enter into this Agreement, and

13.1.8.	Observe the requirements of the Applicable Rules promulgated by the United States government or any state or municipal government thereof applicable to you.

13.1.9.	Not assume any cashiering functions for any Account and not generate or prepare any statements or confirmations respecting any Account, unless expressly agreed in writing by the Clearing Firm.

13.2.	The Clearing Firm represents, warrants and covenants that it is and during the term of this Agreement will:

13.2.1.	Remain a member in good standing of FINRA and will remain duly licensed and in good standing as a broker/dealer under Applicable Rules,

13.2.2.	Have all the requisite authority, in conformity with Applicable Rules, to enter into and perform this Agreement, and

13.2.3.	Remain in substantial compliance with (1) the capital and financial reporting requirements of every national securities exchange or association of which it is a member, (2) the capital requirements of the SEC, and (3) the capital requirements of every state in which it is licensed as a broker/dealer.

14.	Confidentiality of Information

14.1.	Commercial Confidentiality.

The Clearing Firm represents and warrants that the names and addresses of your Customers which have or which may come to its attention in connection with the clearing and related functions it has assumed under this Agreement are confidential and shall not be utilized by the Clearing Firm except in connection with the functions performed by the Clearing Firm pursuant to this Agreement. Notwithstanding the foregoing, should an Account request that the Clearing Firm or an affiliate of the Clearing Firm become its broker, acceptance of such Account by the Clearing Firm or such affiliate shall not be deemed to violate this representation and warranty, nor result in a breach of this Agreement. The Clearing Firm is authorized to provide account data directly to any requesting Customer or any representative authorized by a Customer.

15.	PAIB Requirements.

15.	The Clearing Firm and you agree to comply with the SEC No-Action Letter, dated November 3, 1998 (“No-Action Letter”), relating to the capital treatment of assets in the proprietary account of an introducing broker (“PAIB”) and to permit you to use PAIB assets in your net capital computations.

15.1.	You shall identify to Clearing Firm in writing all accounts that are, or from time to time may be, your proprietary accounts. The Clearing Firm shall perform a computation for your PAIB assets (“PAIB Reserve Computation”) in accordance with the customer reserve computation set forth in SEC Rule 15c3-3 (“Customer Reserve Formula”) with the following modifications:

1)	Any credit (including a credit applied to reduce a debit) that is included in the Customer Reserve Formula may not be included as a credit in the PAIB Reserve Computation;

2)	Note E(3) to Rule 15c3-3a which reduces debit balances by 1% under the basic method and subparagraph (a)(1)(ii)(A) of the net capital rule which reduces debit balances by 3% under the alternative method shall not apply; and

3)	Neither Note E(1) to Rule 15c3-3a nor NYSE Interpretation /04 to Item 10 of Rule 15c3-3a regarding securities concentration charges shall be applicable to the PAIB Reserve Computation.

15.2.	The PAIB Reserve Computation shall include all proprietary accounts belonging to you. All PAIB assets shall be kept separate and distinct from customer assets under the Customer Reserve Formula in Rule 15c3-3.

15.3.	The PAIB reserve computation shall be prepared within the same time frames as those prescribed by Rule 15c3-3 for the Customer Reserve Formula.

15.4.	The Clearing Firm shall establish and maintain a separate “Special Reserve Account for the Exclusive Benefit of Customers” with a bank in conformity with the standards of paragraph (f) of Rule 15c3-3 (“PAIB Reserve Account”). Cash or qualified securities as defined in the Customer Reserve Formula shall be maintained in the PAIB Reserve Account in an amount equal to the PAIB reserve requirement.

15.5.	If the PAIB reserve computation results in a deposit requirement, the requirement may be satisfied to the extent of any excess debit in the customer reserve formula of the same date. However, a deposit requirement resulting from the Customer Reserve Formula shall not be satisfied with excess debits from the PAIB reserve computation. Any deposit associated with a requirement based on a PAIB computation shall be maintained in accordance with SEC Rule 15c3-1(c)(2)(iv)(E) and this Agreement Any deposit by either party represents neither an ownership interest on behalf of the Clearing Firm in you nor an ownership interest on your behalf in the Clearing Firm.

15.6.	Within two business days of entering into this Agreement, you shall notify your designated examining authority in writing (with copy to the Clearing Firm) that you have entered into this Agreement.

15.7.	Your commissions receivable and other receivables from the Clearing Firm (excluding clearing deposits) that are otherwise allowable assets under the net capital rule shall be excluded from the PAIB reserve computation if the amounts have been clearly identified as receivables on your books and records and as payables on the books of the Clearing Firm.

15.8.	You represent that you are not a guaranteed subsidiary of a clearing broker and that you are not a guarantor of a clearing broker. You also represent that you will immediately notify the Clearing Firm in the event that either of the foregoing representations become inaccurate.

15.9.	Upon discovery that any deposit made to the PAIB Reserve Account did not satisfy its deposit requirement, the Clearing Firm shall by facsimile or telegram immediately notify its designated examining authority and the SEC. Unless a corrective plan is found acceptable by the SEC and the designated examining authority, the Clearing Firm shall provide written notification to you within 5 business days of the date of discovery that PAIB assets held by the Clearing Firm shall not be deemed allowable assets for net capital purposes. The notification shall also state that if you wish to continue to count its PAIB assets as allowable, you have until the last business day of the month following the month in which the notification was made to transfer all PAIB assets to another clearing broker. However, if the deposit deficiency is remedied before the time at which you must transfer your PAIB assets to another clearing broker, you may choose to keep your assets at the Clearing Firm.

15.10.	The parties shall adhere to the terms of the No-Action Letter, including the Interpretations set forth therein, in all respects.

16.	Exception Reports and Check Writing Authority.

16.1.	Exception Reports.

The Clearing Firm agrees to furnish to you at the commencement of this Agreement, as provided in Section 23.1 or promptly thereafter a list of all reports that it offers to you to assist you to supervise and monitor the Accounts in order for you to carry out your functions and responsibilities pursuant to this Agreement. The Clearing Firm may provide data or data software to you that enable you to prepare your own reports The Clearing Firm agrees to provide a written notice to your chief executive and compliance officers within 30 days of July 1 of each year indicating the list of reports offered to you and specify the reports that were actually requested by or supplied to you. A copy of the notice will be sent to your designated examining authority. Attached to this Agreement, as Schedule B, is a list of reports currently available to you; each year that report list shall be updated to reflect currently offered reports.

Any reports that you request from the Clearing Firm may be delivered by mail or by electronic means in the Clearing Firm’s discretion. You shall notify the Clearing Firm of your lack of receipt of any such reports within 2 days after the day on which such reports are required to be delivered to you.

16.2.	Check Writing Authority.

In connection with the services that are to be performed by the Clearing Firm under this Agreement, the Clearing Firm will not establish a checking account on your behalf or on behalf of your customers.

17.	Deposit Account.

17.1.	Establishment of Deposit Account.

To further assure Introducing Firm’s performance of its obligations under this Agreement, including but not limited to its indemnification obligations under Section 4, Introducing Firm shall, on or before the execution of this Agreement, establish an account at Clearing Firm to be designated as Introducing Firm’s Deposit Account (the “Deposit Account”). The Deposit Account shall not represent an ownership interest by Introducing Firm in Clearing Firm. The Deposit Account shall at all times contain cash, securities, or a combination of both, having a market value of at least the amount set forth in Schedule A. The securities placed in the Deposit Account shall consist only of direct obligations issued by or guaranteed as to principal and interest by the United States Government. In the event of a substantial change in the nature and extent of Introducing Firm’s business operations, Clearing Firm may require that an additional amount be deposited promptly in the Deposit Account. If such a deposit is not made in the amount specified, whether or not Introducing Firm agrees that the amount is justified under this Section, Clearing Firm may terminate this Agreement forthwith.

17.2.	Clearing Firm’s Right to Offset.

If (1) Clearing Firm shall have any claim against Introducing Firm or a customer of Introducing Firm which has not been resolved within five business days after Clearing Firm presents such claim to Introducing Firm; or (2) if Clearing Firm shall suffer any loss or incur any expense for which it is entitled to be indemnified pursuant to this Agreement, and Introducing Firm shall fail to make such indemnification within five business days after being requested to do so, Clearing Firm may deduct the amount of such claim, loss, or expense from any account of Introducing Firm. Clearing Firm may withdraw cash or securities (or both) having a market value equal to the amount of such claimed deficiency. If those funds are withdrawn from the Deposit Account, then Introducing Firm shall be obligated to make an immediate deposit in the Deposit Account of cash or securities sufficient to bring the Deposit Account back to a value of at least the amount required by Schedule A.

17.3.	Termination of Deposit Account.

Within thirty (30) days, commencing five (5) business days following the initial transfer of customer Accounts pursuant to the termination of this Agreement under Section 23 of this

Agreement, Clearing Firm shall pay and deliver to Introducing Firm, the funds and securities in the Deposit Account, less any amounts to which it is entitled under the preceding Section; provided, however, that Clearing Firm may: (1) retain the Deposit Account for such period of time until transfer of all customer and proprietary accounts of Introducing Firm have been completed and (2) retain in the Deposit Account such amount for such period as it deems appropriate for its protection from any claim or proceeding of any type, then pending or threatened, until the final determination of such claim or proceeding is made. If a threatened claim or proceeding is not resolved or if a legal action or proceeding is not instituted within a reasonable time after the termination of this Agreement, any amount retained with respect to such claim, proceeding, or action shall be paid or delivered to Introducing Firm.

18.	Order Audit Trail System (OATS).

18.1.	Each Party Responsible for its Own Reporting

18.1.1.	The Clearing Firm has taken all necessary steps to comply with FINRA’s requirements relating to the Order Audit Trail System (“OATS”). To the extent applicable, for all NASDAQ transactions executed by the Clearing Firm, the Clearing Firm agrees to perform OATS reporting for all data commencing at the time an order is received by the Clearing Firm.

18.1.2.	The Clearing Firm will not (i) report any data covering time periods before an order is received by it, (ii) report data on transactions that were settled and/or cleared but not executed by the Clearing Firm or (iii) report data for transactions that were cleared through another clearing broker.

18.1.3.	Introducing Firm understands and agrees that it retains responsibility for compliance with OATS reporting requirements with respect to its own handling of customer orders.

18.1.4.	Each party shall make and keep records in accordance with applicable rules in connection with its obligations hereunder. The parties will cooperate with each other to effect the intent of this Section.

19.	Relationship Between the Parties.

19.1.	Merger.

This Agreement supersedes and replaces all other agreements between the parties with respect to the matters contemplated hereby.

19.2.	Successors and Assigns.

This Agreement shall be binding and inure to the benefit of the parties hereto and their respective, permitted successors, assigns or transferees. Neither party may assign any of its rights or obligations hereunder without the prior written consent of the other party or its successors, assigns or transferees. Such consent shall not be unreasonably withheld. You consent to the assignment by the Clearing Firm to any affiliate of Clearing Firm that is a U.S. registered broker-dealer if such affiliate executes and delivers to Introducing firm written notification pursuant to which such affiliate assumes the obligations of Clearing firm under this agreement.

19.3.	No Partnership or Joint Venture.

This Agreement and any operation hereunder is not intended to be, shall not be deemed to be, and shall not be treated as a general or limited partnership, association, or joint venture between you and the Clearing Firm.

19.4.	Restrictions on Advertising and Marketing.

You shall not, without having obtained the prior written approval of the Clearing Firm, place any advertisement in any newspaper, publication, periodical or any other media or in any manner whatsoever (including your letterhead, business card or website) that makes reference to the Clearing Firm or any of its Affiliates, or to the clearing arrangements, or any of the services embodied in this Agreement.

19.5.	No Holding Out.

You shall not hold yourself out as an agent of the Clearing Firm or of any of its Affiliates. Should you in any way hold yourself out as, advertise, or represent that you are the agent of the Clearing Firm or any of its Affiliates, the Clearing Firm may terminate this Agreement immediately upon notice to you and you shall be liable for any loss, liability, damage, claim, cost, or expense (including but not limited to fees and expenses of legal counsel), as sustained or incurred by the Clearing Firm as a result of such representation of agency or apparent authority to act as an agent of the Clearing Firm or agency, and for cost liability or expense to Clearing Firm in the termination of this Agreement.

19.6.	Mutual Fund Sales.

Mutual fund sales by the Introducing Firm to its customers shall be conducted pursuant an agreement between the Introducing Firm and the relevant mutual fund, fund manager or fund management complex. Compliance with all applicable representations and warranties relative to purchases and sales of such funds shall be exclusively the responsibility of the Introducing Firm. The role of the Clearing Firm shall be limited to the clearing and settlement of such trades, distribution of proxy and corporate action materials where necessary as contemplated by this Agreement. Fees collected by the Clearing Firm for transfer agent and similar and related functions shall be the property of the Clearing Firm; all sales and supervisory practices shall be exclusively the responsibility of the Introducing Firm. The Introducing Firm shall not be entitled to receive any asset-based sales charges or service fees (as such terms are defined in FINRA Rule 2830(b)) in respect of any no-load fund from the Clearing Firm and agrees not to demand any such fees directly from a no-load fund, regardless of whether such amounts may have been paid to the Clearing Firm by the no-load fund.

19.7	Fund Sweeps.

The Introducing Firm represents that the establishment of any relationship with a money market fund, for itself or any Customer, for the purpose of establishing a sweep feature, with or without check writing and/or debit card privileges shall be pursuant to authority granted by the Customer to the Introducing Firm; the Clearing Firm shall have no responsibility for obtaining any authorizing instrument from the Customer with respect thereto. The Introducing Firm shall maintain all necessary and appropriate records evidencing its authority to act for Customers.

19.8	Exchange of Information.

Each party shall promptly supply the other with all appropriate information in its possession necessary or appropriate to enable the other party properly to perform its obligations under this Agreement.

20.	Electronic Connectivity.

20.1.	In the event that you or any of your Customers elects to send orders to buy or sell securities through electronic systems or networks, provided by a third party vendor (each, a “System”), the receipt of any such orders shall be subject to the provisions of this Section 20.

20.2.	Electronic delivery of orders to Clearing Firm will be subject to any trading limits that the Clearing Firm may reasonably establish, revise and communicate from time to time to you. You shall be responsible for compliance with Applicable Rules. You shall be responsible for providing the Clearing Firm with all terms and conditions relevant to your and your Customers’ orders, for designating any of your and your Customers’ short sales as such and for locating your borrow of shares prior to placing any short sale orders with the Clearing Firm, as required by Applicable Rules.

20.3.	You acknowledge and agree that any System employed by you or your Customers is provided solely by a third party and neither Clearing Firm nor its affiliates makes any express or implied warranties or representations of any kind, including without limitation, any warranties of merchantability or fitness for a particular purpose or use concerning the System. In the event that the Clearing Firm permits you to access certain markets through Systems made available to the Clearing Firm by such market (including but not limited to the NYSE DOT System or any other market based order entry or execution system), you accept all of the limitations placed on such System and all conditions of use and agree that the Clearing Firm will have no responsibility whatsoever to you or your Customers for any action taken or failed to be taken through use of such System. Neither Clearing Firm nor any of its affiliates guarantees the accuracy, performance or availability of the System and none of them shall be responsible to you or any other person or entity for any losses, expenses or damages related to their use of the System or any failure of the System to perform.

20.4.	You are solely responsible for the accuracy and the adequacy of the data and information input by you and your Customers and the resultant consequences thereof. Upon its electronic acknowledgement of receipt of an order from you or your Customer, the Clearing Firm shall effect the applicable order during the normal hours that the relevant exchange or market is open. The Clearing Firm will assume the obligations of processing, or causing any of its affiliates involved in the transaction to process, the transactions effected hereunder, provided you, your Customer or the agent of either of them has taken all necessary steps for the Clearing Firm to process such transactions. Unless the Clearing Firm has acknowledged receipt of an order (by electronic means or otherwise) neither it nor any of its affiliates shall be responsible for such orders, or be liable for any special, incidental, indirect or consequential damages of any kind resulting from its or its affiliates’ performance or failure to perform hereunder.

20.5.	You agree to notify each of your Customers utilizing a System of the terms of the substance of this Section 20 before any such Customer may place an order using a System. Either you or the Clearing Firm, at the discretion of either, may immediately terminate the electronic access contemplated hereunder. You agree to notify all of your Customers utilizing a System immediately in the event such a termination occurs.

21.	Notices.

Notices to you shall be sent to you at the address specified on the first page hereof with a copy to General Counsel at the same address. Notices to the Clearing Firm shall be sent to it at 10th Floor, 101 Hudson Street, Jersey City, NJ 07302, Attention: Sales and Marketing, with a copy to: General Counsel, Broadcort Division, at the same address. All notices, statements, instructions or other documents required to be given hereunder shall be in writing and shall be given either personally or by certified or registered mail, postage prepaid, return receipt requested. Either party may, by notice given in accordance with this Section, change the address to which notices, statements, instructions or other documents are to be sent to such party. All notices, statements, instructions and other documents hereunder that are mailed shall, except as otherwise set forth herein, be deemed to have been given upon receipt.

22.	Miscellaneous.

22.1.	Non-exclusivity of Remedies.

The enumeration herein of specific remedies shall not be exclusive of any other remedies. Any delay or failure by any party to this Agreement to exercise any right herein contained, now or hereafter existing under the Applicable Rules, shall not be construed to be a waiver of such right, or to limit the exercise of such rights. No single, partial, or other exercise of any such right shall preclude the further exercise thereof or the exercise of any other right.

22.2.	New York Law to Apply.

THE CONSTRUCTION AND EFFECT OF EVERY PROVISION OF THIS AGREEMENT, THE RIGHTS OF THE PARTIES HEREUNDER, AND ANY QUESTIONS ARISING OUT OF THE AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THEREOF.

22.3.	Savings Clause.

If any provision or condition of this Agreement shall be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, such invalidity or unenforceability shall attach only to such provision or condition. The validity of the remaining provisions and conditions shall not be affected thereby and this Agreement shall be carried out as if any such invalid or unenforceable provision or condition was not contained herein.

22.4.	Applicable Currencies.

All fees, charges, and payments made hereunder by the Introducing Firm to the Clearing Firm or by Clearing Firm to the Introducing Firm, shall be made in U.S. dollars. All transactions in the securities covered by this Agreement shall be settled by the Clearing Firm in the currency or currencies in which such securities are denominated (the “Designated Currency”). Revenue generated from transactions cleared and settled hereunder shall be based on the Designated Currency, which amount shall, upon instructions from the Introducing Firm, be converted by the Clearing Firm into U.S. dollars at the exchange rate agreed by the parties.

22.5.	Trade Compression.

You agree that when submitting trades for clearance and settlement, your trade files will present transactions on an uncompressed and unsummarized basis.

22.6.	Exclusivity.

You shall utilize the services of the Clearing Firm as your exclusive provider of securities clearing and settlement services within the United States.

22.7.	Captions.

Captions herein are for convenience only and are not of substantive effect.

23.	Termination of Agreement; Change in Circumstances: Transfer of Accounts.

23.1.	Except as provided in Section 23.9.1, this Agreement shall become effective upon commencement of the Introducing Firm introducing any Customer Accounts or the clearing of transactions on a fully disclosed basis for such Accounts; this Agreement shall continue until termination as provided herein.

23.2.	This Agreement shall continue for the initial term provided in Schedule A (“Initial Term”) and shall continue until terminated by either Clearing Firm or by Introducing Firm as provided in this Section. In the event that this Agreement is terminated by Introducing Firm at any time during the Initial Term; Introducing Firm shall pay to Clearing Firm the amount of the termination fee as provided in Schedule A (“Termination Fee”). The Termination Fee will be waived if the Introducing Firm undergoes a change in control, pursuant to section 23.4.1 below, and the new owner, at the time of termination, is currently an introducing firm in good standing with the Clearing Firm or its affiliate, including Merrill Lynch Professional Clearing Corp.

23.3.	Termination by Clearing Firm Upon 30 Days’ Notice.

Clearing Firm may terminate this Agreement upon 30 days’ prior written notice to you in the event that: (1) you fail to strictly comply with any provisions of this Agreement; (2) any of your representations, warranties or covenants in this Agreement is or becomes false or misleading; or (3) any of your directors, executive officers, general securities principals or financial and operations principals is enjoined, prohibited, disciplined or suspended as a result of administrative or judicial proceedings, or proceedings of a self-regulatory organization of which you are a member.

23.4.	Immediate Termination.

Clearing Firm may terminate this Agreement forthwith upon notice to you in the event that:

23.4.1.	You undergo a change in control, such phrase having the same meaning as FINRA Rule 1017(a)(4);

23.4.2.	Your net capital is less than the amount warranted by you pursuant to Section 13.1.1 of this Agreement.

23.4.3.	You are adjudicated bankrupt or insolvent or a trustee or similar creditors’ representative is appointed by court order, or any of your property is sequestered by court order and such order remains in effect for more than thirty (30) calendar days, or a petition is filed by or against you either voluntarily or involuntarily under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within thirty (30) calendar days of such filing, or you make an assignment for the benefit of your creditors, or admit in writing your inability to pay your debts generally as they become due, or consents to the appointment of a receiver, trustee or liquidator for you or for any property held by you;

23.4.4.	The occurrence of any condition or event that, in the reasonable judgment of Clearing Firm, will have a material adverse effect on your ability to conduct your business, or Clearing Firm deems itself insecure with respect to your ability to perform your obligations under this Agreement.

23.5.	Automatic Termination.

You will notify Clearing Firm immediately and in all events this Agreement shall terminate automatically and without any action by Clearing Firm in the event that you:

23.5.1.	are no longer registered as a broker-dealer with the SEC and a member in good standing of FINRA;

23.5.2.	cease to conduct a securities business or

23.5.3.	are criminally indicted, enjoined, disabled, suspended, prohibited or otherwise unable to engage in the securities business, or any part of it, as a result of any administrative or judicial proceeding or action by the US Department of Justice or state prosecutor, the SEC, the NYSE, FINRA, any state securities regulator or any other self-regulatory organization having jurisdiction, or pursuant to a voluntary agreement or understandings with any of the aforementioned entities.

23.6.	After the Initial Term, this Agreement may be terminated by either party upon 90 days prior notice, as provided in Section 21. At any time, the Clearing Firm may terminate this Agreement upon 90 days prior notice to you as provided in Section 21.

23.7.	Conversion of Accounts.

In the event that this Agreement is terminated for any reason, Introducing Firm shall arrange for the conversion of Introducing Firm’s and its customer accounts to another clearing broker or to Introducing Firm if it becomes self-clearing. Introducing Firm shall give Clearing Firm notice (the “Conversion Notice”) of: (1) the name of the broker that will assume responsibility for clearing services for Customers and Introducing Firm; (2) the date on which such broker will commence providing such services; (3) Introducing Firm’s undertaking, in form and substance satisfactory to Clearing Firm, that Introducing Firm’s agreement with such clearing broker provides that such clearing broker will accept on conversion all of Introducing Firm’s accounts and the Accounts of customers of Introducing Firm then maintained by Clearing Firm; and (4) the name of an individual or individuals within new clearing broker’s organization whom Clearing Firm may contact to coordinate the conversion. The Conversion Notice shall accompany Introducing Firm’s notice of termination given pursuant to this Section. If Introducing Firm fails to give Conversion Notice to Clearing Firm, Clearing Firm may notify Introducing Firm’s customers as Clearing Firm deems appropriate of the termination of this Agreement and may make such arrangements as Clearing Firm deems appropriate for transfer or delivery of customer and Introducing Firm accounts. The expense of notifying those customers and making such arrangements shall be charged to Introducing Firm.

23.8.	Termination Under S.I.P.A.

In the event that Introducing Firm is the subject of the issuance of a protective decree pursuant to the Securities Investor Protection Act of 1970 (15 U.S.C. § 78aaa-111), Clearing Firm’s claim for payment of a termination fee under this Agreement shall be subordinate to claims of Introducing Firm’s customers that have been approved by the Trustee appointed by the Securities Investor Protection Corporation pursuant to the issuance of such protective decree.

23.9.	Failure to Convert.

23.9.1.	Incoming – Commencement of Relationship with Clearing Firm. Notwithstanding the effective date of this Agreement as specified in Section 23.1, all provisions in this Agreement relating to minimum clearing charges, fees etc. shall become effective on the later of (a) the date of approval of this Agreement by FINRA or (b) 90 days from the execution date of this Agreement.

23.9.2.	Outgoing – Termination of Relationship with Clearing Firm. Unless otherwise agreed in writing, Introducing Firm shall be solely and exclusively responsible for any cost expense (including, but not limited to, fees and expenses of legal counsel) or damages sustained or incurred by Clearing Firm arising out of Introducing Firm’s failure to promptly convert all of Introducing Firm’s and its customer accounts from the Clearing Firm.

23.10.	Other.

You must provide liquidation instructions to the Clearing Firm within 48 hours of receiving the Clearing Firm’s notice of termination. If the Clearing Firm does not receive such instructions within such 48 hour period, the Clearing Firm reserves the right to liquidate the account as it deems appropriate and you waive your right to object to the liquidation.

24.	Securities Lien.

You hereby grant to the Clearing Firm a lien on all securities, options and collateral held from time to time in any of your proprietary accounts, with such lien being applicable to your obligations to the Clearing Firm relating to all transactions effected through, and positions maintained in, any such accounts and all other obligations from you to the Clearing Firm arising under this Agreement. The Clearing Firm is authorized, in its discretion, for any reason whatsoever it deems necessary for the Clearing Firm’s protection, to sell any or all of the securities or other property that may be in its possession or which the Clearing Firm may be carrying for your account, or to purchase any securities or other property that may be short in your account, or cancel any outstanding orders, to close out any of your accounts. Such sale, purchase or cancellation may be made at the Clearing Firm’s discretion, on the exchange or other market where such business is then usually transacted or at public auction or at private sale without advertising the same and without notice to you. The Clearing Firm may purchase the whole or any part thereof free from any right of redemption and you shall remain liable for any deficiency, it being understood that any prior tender, demand or call of any kind from the Clearing Firm or prior notice from the Clearing Firm, of the time and place of such sale or purchase shall not be considered a waiver of the Clearing Firm’s right to sell or buy any securities or other property held by the Clearing Firm or owed to the Clearing Firm by you, at any time.

25.	Confidentiality.

25.1.	Definition.

“Confidential Information” of a party shall mean all data and information submitted to the other party or obtained by the other party in connection with the services, including information relating to a party’s customers (which includes, without limitation, Non-Public Personal Information as that term is defined in Securities and Exchange Commission Regulation S-P), technology, operations, facilities, consumer markets, products, capacities, systems, procedures, security practices, research, development, business affairs, ideas, concepts, innovations, inventions, designs, business methodologies, improvements, trade secrets, copyrightable subject matter and other proprietary information.

25.2.	Confidentiality.

All Confidential Information relating to a party shall be held in confidence by the other party to the same extent and in at least the same manner as such party protects its own confidential or proprietary information. Neither party shall disclose, publish, release, transfer or otherwise make available Confidential Information of the other party in any form to, or for the use or benefit of, any person or entity without the other party’s consent. Each party shall, however, be permitted to disclose relevant aspects of the other party’s Confidential Information to its officers, agents, subcontractors and employees to the extent such disclosure is reasonably necessary for the performance of its duties and obligations under this Agreement and such disclosure is not prohibited by Gramm-Leach-Bliley Act of 1999 (“GLBA”), which amends the Exchange Act, as it may be amended from time to time, the regulations promulgated by the S.E.C. thereunder or other applicable law; provided, however, that such party shall take all reasonable measures to ensure that Confidential Information of the other party is not disclosed or duplicated in contravention of the provisions of this Agreement by such officers, agents, subcontractors and employees. The obligations in this Section shall not restrict any disclosure by either party pursuant to any applicable law, or by order of any court or government agency (provided that the disclosing party shall give prompt notice to the non-disclosing party of such order) and shall not apply with respect to information which (1) is developed by the other party without violating the disclosing party’s proprietary rights; (2) is or becomes publicly known (other than through unauthorized disclosure); (3) is disclosed by the owner of such information to a third party free of any obligation of confidentiality; (4) is already known by such party without an obligation of confidentiality other than pursuant to this Agreement or any confidentiality agreements entered into between the parties before the effective date of this Agreement; or (5) is rightfully received by a party free of any obligation of confidentiality. If the GLBA, the regulations promulgated by the S.E.C. thereunder or other applicable law now or hereafter in effect imposes a higher standard of confidentiality to the Confidential Information, such standard shall prevail over the provisions of this Section.

25.3	Survival.

Paragraphs 25.1 through 25.3 shall survive the termination of this Agreement.

26.	Prime Brokerage

26.1.	The Introducing Firm may, from time to time, execute trades (either directly or through the Clearing Firm) or permit its customers to execute trades with the Clearing Firm or its affiliates, for the accounts of specified customers of the Introducing Firm that have requested prime brokerage execution services from the Introducing Firm (“Prime Brokerage Accounts”) in compliance with the requirements of the SEC no-action letter, dated January 25, 1994 as amended from time to time (The SEC Letter).

26.2.	The Introducing Firm understands and agrees that if a Prime Broker shall disaffirm or “dk” any trade executed by the Introducing Firm on behalf of a Prime Brokerage Account, the Introducing Firm shall open an account for such Prime Brokerage Account in its range of accounts at the risk and expense of the Introducing Firm to the same extent as for any trade in any account introduced by the Introducing Firm pursuant to this Agreement.

26.3.	The Introducing Firm understands and agrees that all Prime Brokerage Accounts shall be conducted in accordance with the requirements of the SEC Letter. The Introducing Firm further agrees to supply the Clearing Firm with such documents, papers, and things, from time to time, as are reasonably required by the Clearing Firm to carry out the intention of this section. The Introducing Firm agrees and represents that in connection with the foregoing, it shall not hold itself out or otherwise represent that Introducing Firm is a prime broker as such term is understood in the SEC letter.

26.4.	Trading Activity Functions.

Introducing Firm shall perform the following functions as introducing firm for its prime brokerage customers:

26.4.1.	The Introducing Firm shall notify the Clearing Firm, but in no event later than 5:00 p.m. New York time on trade date, in a mutually acceptable fashion, of only such trades executed by it (either directly or through the Clearing Firm) in sufficient detail for the Clearing Firm to be able to report and transfer any trade executed by the Introducing Firm on behalf of a Prime Brokerage Account to the relevant Prime Broker. Introducing Firm shall make and maintain records of such trades as required by SEC and SRO rules, including memoranda of orders.

26.4.2.	Accept, in a mutually acceptable manner on trade date plus one (“T+1”), information regarding all trade breaks and respond to Clearing Broker regarding resolution of such trade breaks by 12:00 noon (NY time) on T+1.

26.4.3.	Perform and record a “locate” for any short sales directed by Introducing Firm’s prime brokerage customers to Introducing Firm for execution.

26.4.4.	Provide all information to Clearing Firm related to the eligibility of any of Introducing Firm’s customers to receive or to continue to receive prime brokerage services.

27.	Other Prime Brokerage Functions.

Introducing Firm shall perform the following additional functions as introducing firm for its prime brokerage customers:

27.1.	Obtain and deliver to Clearing Firm an executed Prime Brokerage Client Agreement in substantially the form provided by Clearing Firm to Introducing Firm, for each prime brokerage customer of Introducing Firm.

27.2.	Obtain and deliver to Clearing Firm an executed Schedule A to Securities Industry Association Form 150 for each prime brokerage agreement between Clearing Firm

(as Prime Broker) and each Executing Broker accepted by Clearing Firm, showing each prime brokerage customer of Introducing Firm for whose Account Prime Brokerage Orders will be placed and, thereafter, deliver to Clearing Firm executed Forms 1 to Schedule A to reflect additions and deletions of prime brokerage customers as appropriate.

27.3.	Perform any other functions reasonably requested by Clearing Firm to facilitate Clearing Firm’s performance of the prime brokerage services hereunder and as contemplated by the SEC Letter.

27.4.	a.	Monitor and respond to prime brokerage customer comments concerning the trading process.

27.5.	b.	Monitor trades and settlements.

28.	Amendments.

This Agreement may not be amended except by a written notice signed by both parties hereto.

This Agreement has been made and executed at Jersey City, New Jersey on the date first hereinabove written.

BY SIGNING THIS AGREEMENT, THE UNDERSIGNED ACKNOWLEDGES (1) THAT, IN ACCORDANCE WITH THE ABOVE SECTION 12 AT PAGE 20, THE UNDERSIGNED AGREES IN ADVANCE TO ARBITRATE ANY CONTROVERSIES THAT MAY ARISE WITH YOU, EXCEPT AS PROVIDED IN SECTION 12 AND (2) RECEIPT OF A COPY OF THIS AGREEMENT.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:

Name:

Title:

AGREED AND ACCEPTED

HUDSON SECURITIES, INC.

By:

Name:

Title: